Exhibit 10.2

                      Access Solutions International, Inc.
                                650 Ten Rod Road
                            North Kingstown, RI 02852



                                             May 17, 2001

Mr. Thomas E. Gardner
LJT Associates
c/o Point Gammon Corporation
One Providence Washington Plaza,
4th Floor
Providence, RI 02903

Dear Tom:

         This letter follows up on discussions at the last Board meeting about how the Board can best assess the possible courses of action open to ASI.

         Acting as the two of the three outside directors of Access Solutions International, we invite you to consider the Board's request that you provide professional services as a consultant to the Company on an arms-length fee-paying basis for the coming few months.

         These services will be "as needed" to complete the following scope of work or until the Board deems that the project has progressed to a point where your day-to-day consulting efforts are no longer required. During the course of the project, we would expect you to remain a member of the Board of Directors and to participate in decisions made by the Board based on the information you have developed.

Project Scope:
-------------

         To investigate the alternative strategies open to the Board in realizing for the shareholders an appropriate return on their investment in the company. In broad terms, the choices appear to be i) dissolution ii) sale of the company as a going concern iii) sale of the company's assets and business activities separate from sale of the corporate entity and iv) continuing the company's business activities. The Board has no pre-conceived idea of the ideal outcome apart from the goal of returning the best overall return (balancing risk with reward) to the shareholders. The scope of the project includes supervisory and investigative activities taken since our last Board meeting.

Activities:
----------

         In pursuing the investigation, we envisage the following types of activities:

         Meetings with legal, securities, financial and other advisers to describe the current situation of the Company so they can help identify in outline the possible courses of action open to the Company


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         Retention  of  an  adviser  or  advisers  able  to  provide   qualified
assessments of the feasibility and probability of success of various strategies

         Development of approximate financial projections of the possible outcomes of the various courses of action

         Supervising the provision of verbal and written reports to the Board by the advisers selected

         Participating in Board meetings where the future of the Company is discussed (you would not receive compensation for time spent in Board meetings)

         Following a decision by the Board based on a thorough review of the information provided during the investigative stage, we envisage that your additional help would be required to implement the selected strategy either by providing direct leadership for the Company during the period of transition or by advising on the selection of a business manager for this period.

Fees:
----

         We propose professional fees of $175 per hour or $1250 per day, plus reasonable out of pocket expenses for your services in overseeing this effort. Fee levels of the outside advisers responsible for much of the detailed analysis required are subject to agreement by the Board once the scope of their contributions is understood. Statements of professional fees and expenses should be submitted to the Board monthly.

         The Board appreciates your willingness to consider providing this ongoing supervisory effort in the absence of a full-time CEO or President. We feel it goes far beyond your responsibilities as a Board Member and thus wish to formalize the arrangement in a consulting agreement between you and the Company as described in this letter. The agreement could be terminated by either party at any time without notice.

         Thank you for your willingness to take on this additional task.

Sincerely,

s/Adrian Hancock                                     (date) May 17, 2001
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s/Robert Stone                                       (date) May 17, 2001
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Accepted:

s/Thomas E. Gardner                                   (date) May 19, 2001
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